CUSTODY AGREEMENT

This Agreement is made between FIRST NATIONAL BANK OF OMAHA (“Bank”), a national banking association, and ADVISORONE FUNDS (“Customer”), a business trust organized and existing under the laws of the State of Delaware.

1)

Bank shall open and maintain in its Trust Department, in the name of Customer, a custodial account for each fund included in the trust for all securities, cash, or other property now or hereafter deposited with and accepted by Bank (hereinafter sometimes called “the property”).  Bank shall have no investment management authority with respect to the property.

2)

Bank shall make such purchases, sales, and deliveries and otherwise deal with the property as Customer, or Customer’s Investment Manager, may direct. Bank shall present all maturing or called securities or coupons for collection, and shall receive payment of income and principal cash, but without any responsibility for the non-payment thereof.

3)

Bank may, from time to time, give credit for income and/or principal items prior to having received final payment therefor.  All such credits shall be given subject to final payment of the items in cash, and Bank reserves the right to recover the amount of any such conditional credit, either by charging the account of Customer or obtaining repayment from Customer on demand.

4)

All sales, purchases, exchanges, or other transactions respecting securities or other property which may be made by Bank for the account of Customer shall be made only pursuant to instructions of Customer, or Customer’s Investment Manager, and shall be solely at the risk of Customer.  Absent such instructions, Bank shall have no authority to settle any securities trades, nor liability for any omission to act in the absence of instructions.

5)

All instructions of Customer, or Customer’s Investment Manager, regarding securities trades or disbursement of funds shall be in writing or through an Ad Hoc Agreement; provided, however, that Bank may at its option accept instructions by telephone on a recorded line.  Bank shall not be required to comply with any instruction which in its judgment may subject it to liability or expense, or to prosecute or defend any action, unless indemnified in manner  and amount satisfactory to it.

6)

Bank shall have no power or authority to deliver, assign, hypothecate, pledge, or otherwise dispose of any of Customer’s securities, except pursuant to the terms of this Agreement.  Bank shall keep the securities received by it hereunder separate and distinct from securities, documents, and property owned by itself or others, to the end that each and every item received by it hereunder shall at all times be identified and identifiable as the property solely of Customer; provided, however, that Bank is permitted to use a nominee registration for Customer’s securities, and may place securities of Customer into a securities depository or a safekeeping facility operated by the Federal Reserve System, by a member of the Federal Reserve System, or by any other agency  or instrumentality of the United States Government.  In making any such deposits, Bank shall at all times keep complete and accurate records to the end that all securities of Customer may be identifiable  (a) by the issuer or obligor of each security, (b) by the issue or distinguishing characteristics of each security (such as due date and percentage rate of return based on face value), and (c) by the securities depository or safekeeping facility with which each security is placed.  Placement of Customer’s securities by Bank into a securities depository or a safekeeping facility shall neither augment nor diminish Bank’s responsibilities and rights under any other paragraph of this Agreement.

7)

Neither the Bank nor its nominees shall vote any of the securities included in the property or authorize the voting of such securities or give consent, approval, or waiver with respect thereto, except as directed by Customer or Customer’s Investment Manager.

8)

Bank shall furnish Customer and Customer’s Investment Manager with periodic statements showing all account transactions and a list of assets.  Customer shall have the right to examine physical securities held hereunder at reasonable intervals and at reasonable times, provided that a representative of Bank shall accompany Customer upon such examination.  Customer agrees that, so long as Bank furnishes Customer with at least quarterly statements of account, Bank shall not be required to furnish Customer with notification of securities transactions, as defined in applicable governmental regulations; provided, however, if requested by Customer, Bank shall furnish notification in the form and within the time set forth in applicable governmental regulations at no additional cost to Customer.

9)

With respect to corporate actions such as tender offers, subscription rights, mergers, and other similar actions of which Bank receives notice, Bank shall notify Customer or Customer’s Investment Manager thereof, and shall take such action with respect thereto as directed by Customer or Customer’s Investment Manager; provided, however, if Bank does not receive instructions by the deadline established by Bank’s corporate action department, Bank shall have no liability for any omission to act in the absence of instructions.  Unless otherwise directed, Bank shall release Customer’s identity for the purpose of permitting direct communication pursuant to the Shareholder Communication Act.

10)

Bank shall be fully liable for loss of securities or other property in the account which results from its negligence or willful misconduct.  In the event of loss of or damage to physical securities, Bank shall promptly replace same or, if acceptable to Customer, deliver cash equal to the fair market value of those securities.  Bank shall act in accordance will all applicable securities laws pertaining to custodians for open-end investment company assets.

11)

Bank’s fee for services hereunder shall be as set forth in the attached Custody Fee Schedule, shall be invoiced monthly in arrears, and shall be deducted from the account if not promptly paid.  The fee is calculated as a percentage of the average market value of the account during the month.  In any partial month, the fee is pro-rated on a daily basis.  All communications shall be sent to Customer at such address as the Customer shall from time to time direct.   Any legal correspondence shall be directed to the addresses set forth below.   This account may be terminated by either party at any time upon at least 30 days prior written notice.

12)

Unless otherwise directed,  Bank shall invest cash balances in Administration  shares of the Goldman Sachs Financial Square Prime Obligations Money Market Fund (the “Fund”). Customer acknowledges that Customer has received a current prospectus for the Fund, that Bank receives compensation from the Fund as set forth in the prospectus and from the Fund’s Investment Manager, Goldman Sachs & Company, based on average daily balance of Fund shares, that Fund shares are neither obligations of nor guaranteed by Bank, and are not insured by any governmental agency, and that although the Fund seeks to preserve a price of $1/share, this is not guaranteed.

13)

Notwithstanding anything in this Agreement to the contrary, Bank’s obligations hereunder shall be subject to orders and directions from any court or regulatory authority having jurisdiction over Bank or Customer, and Bank  shall have no liability for acting or refusing to act in compliance with any such order or direction.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the dates set forth below.

ADVISORONE FUNDS

FIRST NATIONAL BANK OF OMAHA

By:

By:

Name:  W. Patrick Clarke

Name:  John E. Lenihan

Title:  President

Title:

Senior Trust Officer

Date:

Date:

AdvisorOne Funds

First National Bank of Omaha

4020 South 147th Street`

1620 Dodge Street

Omaha, Nebraska 68137

Omaha, Nebraska 68197

FIRST NATIONAL BANK OF OMAHA (“FNB”) CUSTODY FEE SCHEDULE

FOR

ADVISORONE FUNDS

1.  ASSET-BASED CHARGES ($2,500/Account Minimum)

Charges will be based on total AdvisorOne assets, not on a per account basis

MARKET VALUE	ANNUAL RATE

0 - $100,000,000.0075%
$100,000,000 - $300,000,000.005%
Excess over $300,000,000.0025%

2.  SECURITY TRANSACTION CHARGES

TRANSACTION	CHARGE

DTC/FED Book Entry Settlement	$4.00
DTC/FED Book Entry Free Movement	$4.00
Physical Settlement/Futures/Options	$15.00
NSCC Settlements	$20.00
Principal Paydowns	$4.00
Global Settlement	FNB Cost

3.  RECEIPT/DISBURSEMENT CHARGES

TRANSACTION	CHARGES (0 – 5)	CHARGE (5+)

Monthly Wire Receipts	$5.00 each	$15.00 each
Monthly Wire Disbursements	$5.00 each	$15.00 each
FNB DDA Receipt/Disbursement	NA	NA
Income Processing	NA	NA